Code of Ethics

(from Compliance Manual)

3.	Code of Ethics and Personal Trading Policy

3.1	Code of Ethics

As noted in Policy 1 – Management Oversight, the GGMs Act imposes a fiduciary duty on investment GGMs. As a fiduciary, GGM has a duty of utmost good faith to act solely in the best interests of each of our clients. Our clients entrust us with their funds, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

A.	Standards of Conduct

This Code of Ethics consists of the following core principles:

(1)	The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.
(2)	Employees are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client. Employees with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict.
(3)	Employees will not take inappropriate advantage of their position with the firm.
(4)	Employees are expected to act in the best interest of each of our clients.
(5)	Employees are expected to comply with federal securities laws (See Appendix A for a listing of federal securities laws). Strict adherence to this policy manual will assist the employee in complying with this important requirement.

B.	Protection of Material Nonpublic Information

As more fully discussed within our Privacy Policy, employees are expected to exercise diligence and care in maintaining and protecting our client’s nonpublic, confidential information.

Employees are also expected to not divulge information regarding GGM’s securities recommendations or client securities holdings to any individual outside of the firm, except:

(1)	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);
(2)	As necessary to maintain or service a client or his/her account (for example, communications with a client’s accountant);
(3)	With various service providers providing administrative functions for GGM (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or
(4)	As permitted by law.

Code of Ethics

C.	Personal Conduct

As noted above, employees are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of employees:

(1)	Gift Policy

Employees are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (defined as $100 or less in value) from any person or entity doing business with GGM. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event of reasonable value.

(2)	Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and our clients.

(3)	Outside Business Interests

Any employee wishing to engage in business activities outside of GGM’s business must seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

(4)	Annual Employee Acknowledgement

New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy. All employees are required to acknowledge as such annually in connection with the firm’s annual policy manual acknowledgement process.